EXHIBIT 23L

                             SUBSCRIPTION AGREEMENT

1-800 MUTUALS Fund Group, Inc.
Plaza of the Americas
600 North Pearl Street, Suite 2150
Dallas, Texas  75201

Gentlemen:

     The undersigned ("Subscriber") hereby subscribes for and agrees to acquire from 1-800 MUTUALS Fund Group, Inc., a corporation incorporated under the laws of the State of Maryland (the "Corporation"), the number of shares of $.0001 par value Common stock of the following portfolios of the Corporation ;

1-800 MUTUALS Multinational 25 Fund
1-800 MUTUALS Technology 25 Sector Fund
1-800 MUTUALS Health Care 25 Sector Fund
1-800 MUTUALS Financial Services 25 Sector Fund, (the "Shares")

in consideration of a cash contribution of $100,000 ($10.00 per share).

     Subscriber hereby represents and warrants to the Corporation that:

     (a) Subscriber hereby acknowledges and agrees that the Shares will be issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933 (the "Securities Act"), and that such Shares will or may also be issued in reliance upon the exemptions from registration contained in relevant sections of the Maryland Securities Act and/or comparable exemptions contained in the securities laws of other jurisdictions to the extent applicable, and that the transfer of such shares may be restricted or limited as a condition to the availability of such exemptions.

     (b) The Shares are being purchased for investment for the account of the undersigned and without the intent of participating directly or indirectly in a distribution of such Shares, and the Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

     (c) Subscriber has been supplied with, or has had access to, all information, including financial statements and other financial information, of the Corporation, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Corporation and the Shares.

     (d) Subscriber understands that no registration statement or prospectus with respect to the corporation or the shares is yet effective, and Subscriber has made his own inquiry and analysis with respect to the Corporation and the shares.

     (e) Subscriber personally, or together with his purchaser representative, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Corporation and the Shares.

     (f) Subscriber is financially able to bear the economic risk of this investment, can afford to hold the shares for an indefinite period and can afford a complete loss of this investment

     Dated as of the ___ day of July, 1999

                                               Shares
     Fund                                      Subscribed        Purchase Amount
     ----                                      ----------        ---------------

     Multinational 25 Fund                     2,500             $ 25,000
     Technology 25 Sector Fund                 2,500             $ 25,000
     Health Care 25 Sector Fund                2,500             $ 25,000
     Financial Services 25 Sector Fund         2,500             $ 25,000


SUBSCRIBED BY:


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[NAME OF SUBSCRIBER]


ACCEPTED BY:

1-800 MUTUALS FUND GROUP, INC.

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RICHARD A. SAPIO
PRESIDENT